Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 1st QUARTER 2017 RESULTS

Consolidated 1st Quarter 2017 Highlights:

•                 Consolidated Revenue Increased 8.9%; Net Income Attributable to Comcast Increased 20.2%; Adjusted EBITDA (formerly Operating Cash Flow) Increased 10.4%

•                 Net Cash Provided by Operating Activities was $5.7 Billion; Free Cash Flow was $3.1 Billion

•                 Earnings per Share Increased 23.3% to $0.53; On an Adjusted Basis, Earnings per Share Increased 26.2%

•                 Dividends Paid Totaled $657 Million and Share Repurchases were $750 Million

Cable Communications 1st Quarter 2017 Highlights:

•                 Cable Communications Revenue Increased 5.8% and Adjusted EBITDA Increased 6.3%

•                 Customer Relationships Increased by 297,000, a 9.9% Increase from the First Quarter of 2016

•                 Total Revenue per Customer Relationship Increased 2.6%

•                 Video Customers Increased by 42,000; Over 50% of Residential Video Customers Now Have X1

•                 High-Speed Internet Customers Increased by 429,000 and Residential Revenue Increased 10.1%

•                 Business Services Revenue Increased 13.6%, Nearly $6.0 Billion in Annualized Revenue

NBCUniversal 1st Quarter 2017 Highlights:

•                 NBCUniversal Revenue Increased 14.7% and Adjusted EBITDA Increased 24.4%

•                 Filmed Entertainment Revenue Increased 43.2% and Adjusted EBITDA Increased Over $200 Million or 120.6%, Driven by Strong Box Office Performance

•                 Cable Networks and Broadcast Television Adjusted EBITDA Increased 16.8% and 13.4%, Respectively, Driven by Increases in Affiliate and Retransmission Revenues

•                 NBC Remains Ranked #1 Among Adults 18-49

•                 Theme Parks Revenue Increased 9.0% and Adjusted EBITDA Increased 6.1%

PHILADELPHIA – April 27, 2017… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2017.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “2017 is off to the fastest start in five years.  We are reporting outstanding growth at Cable and particularly NBCUniversal, which delivered 14.7% revenue growth and 24.4% Adjusted EBITDA growth. These impressive results were fueled by exceptionally strong film performance, increased affiliate and retransmission revenues at our TV businesses, and continued growth in Theme Parks. Cable operations had a terrific quarter, driven by strength in high-speed Internet and business services revenue growth, as well as positive video, all highlighted by overall customer relationship net additions of 297,000, a 10% increase compared to last year. These results were balanced with financial discipline, which contributed to solid revenue and Adjusted EBITDA growth. The transition from Neil Smit to Dave Watson has gotten off to a very successful and seamless start, and with our teams executing well across all of Comcast NBCUniversal, I am excited about our momentum headed into the rest of 2017 and beyond.”

Consolidated Financial Results

	1st Quarter
($ in millions)	2016	2017	Growth
Revenue	$18,790	$20,463	8.9%
Net Income Attributable to Comcast	$2,134	$2,566	20.2%
Adjusted EBITDA[1]	$6,367	$7,032	10.4%
Earnings per Share[2]	$0.43	$0.53	23.3%
Excluding Adjustments (see Table 5)	$0.42	$0.53	26.2%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the first quarter of 2017 increased 8.9% to $20.5 billion. Consolidated Net Income Attributable to Comcast increased 20.2% to $2.6 billion. Consolidated Adjusted EBITDA (formerly Operating Cash Flow) increased 10.4% to $7.0 billion.

Earnings per Share (EPS) for the first quarter of 2017 was $0.53, a 23.3% increase compared to the first quarter of 2016. Excluding a gain on the sale of an investment in the first quarter of 2016, EPS increased 26.2% (see Table 5).

Capital Expenditures increased 10.2% to $2.1 billion in the first quarter of 2017. Cable Communications’ capital expenditures increased 13.0% to $1.8 billion in the first quarter of 2017, reflecting increased spending on customer premise equipment related to the deployment of the X1 platform and wireless gateways, a higher level of investment in scalable infrastructure to increase network capacity and increased investment in line extensions. Cable capital expenditures represented 13.8% of Cable revenue in the first quarter of 2017 compared to 12.9% in last year’s first quarter. NBCUniversal’s capital expenditures of $285 million decreased 3.3%.

Net Cash Provided by Operating Activities was $5.7 billion in the first quarter of 2017. Free Cash Flow3 was $3.1 billion (see Table 4).

Dividends and Share Repurchases. During the first quarter of 2017, Comcast paid dividends totaling $657 million and repurchased 20.4 million of its common shares for $750 million. As of March 31, 2017, Comcast had $11.25 billion available under its share repurchase authorization.

Cable Communications

	1st Quarter
($ in millions)	2016[4]	2017	Growth
Cable Communications Revenue
Video	$5,538	$5,774	4.3%
High-Speed Internet	3,275	3,606	10.1%
Voice	896	863	(3.6%)
Business Services	1,311	1,490	13.6%
Advertising	546	512	(6.3%)
Other	638	667	4.4%
Cable Communications Revenue	$12,204	$12,912	5.8%

Cable Communications Adjusted EBITDA	$4,889	$5,198	6.3%
Adjusted EBITDA Margin	40.1%	40.3%

Cable Communications Capital Expenditures	$1,576	$1,781	13.0%
Percent of Cable Communications Revenue	12.9%	13.8%

Revenue for Cable Communications increased 5.8% to $12.9 billion in the first quarter of 2017, driven primarily by increases in high-speed Internet, video and business services revenue. High-speed Internet revenue increased 10.1%, driven by an increase in the number of residential high-speed Internet customers and rate adjustments. Video revenue increased 4.3%, reflecting rate adjustments, an increase in the number of customers subscribing to additional services and an increase in the number of residential video customers. Business services revenue increased 13.6%, primarily due to an increase in the number of small business customers, as well as continued growth in our medium-sized business services. Advertising revenue decreased 6.3%, partially reflecting a decrease in political advertising revenue. Other revenue increased 4.4%, primarily reflecting an increase in security and automation revenue and higher franchise and regulatory fees.

Total Customer Relationships increased by 297,000 to 28.9 million in the first quarter of 2017. Residential customer relationships increased by 263,000, primarily driven by increases in double and single product customers. Business customer relationships increased by 34,000. At the end of the first quarter, penetration of our double, triple and quad product residential customers increased to 70.7%. Total video customer net additions were 42,000, total high-speed Internet customer net additions were 429,000, total voice customer net losses were 5,000 and total security and automation customer net additions were 66,000.

	Customers		Net Additions
(in thousands)	1Q16	1Q17	1Q16	1Q17
Residential Video Customers	21,422	21,520	37	32
Business Services Video Customers	978	1,030	16	10
Total Video Customers	22,400	22,549	53	42
Residential High-Speed Internet Customers	22,013	23,224	403	397
Business Services High-Speed Internet Customers	1,754	1,907	35	32
Total High-Speed Internet Customers	23,767	25,131	438	429
Residential Voice Customers	10,516	10,520	80	(27)
Business Services Voice Customers	1,061	1,162	22	22
Total Voice Customers	11,577	11,681	102	(5)
Total Security and Automation Customers	668	957	56	66

Residential Customer Relationships	26,065	26,797	237	263
Business Services Customer Relationships	1,921	2,078	34	34
Total Customer Relationships	27,986	28,875	271	297

Single Product Residential Customers	7,681	7,861	34	104
Double Product Residential Customers	8,572	8,938	94	141
Triple and Quad Product Residential Customers	9,812	9,998	109	18

Residential video and high-speed Internet customers as of March 31, 2017 include prepaid customers totaling 2,000 and 21,000, respectively

Adjusted EBITDA for Cable Communications increased 6.3% to $5.2 billion in the first quarter of 2017, reflecting higher revenue, partially offset by a 5.5% increase in operating expenses. The higher expenses were primarily due to an 11.7% increase in video programming costs, reflecting the timing of contract renewals, as well as higher retransmission consent fees and sports programming costs. Non-programming expenses increased 1.4%, reflecting an increase in technical and product support expenses and advertising, marketing and promotion costs, partially offset by a decrease in customer service expenses. Technical and product support expenses increased 2.8% related to the development, delivery and support of our X1 platform, cloud DVR technology and wireless gateways, and the continued growth in business services and security and automation services. Advertising, marketing and promotion costs increased 2.8%, primarily due to an increase in spending associated with attracting new customers. Customer service expenses decreased 1.1%, reflecting reduced call volumes. This quarter’s Adjusted EBITDA margin was 40.3% compared to 40.1% in the first quarter of 2016.

NBCUniversal

	1st Quarter
($ in millions)	2016	2017	Growth
NBCUniversal Revenue
Cable Networks	$2,453	$2,641	7.6%
Broadcast Television	2,084	2,208	5.9%
Filmed Entertainment	1,383	1,981	43.2%
Theme Parks	1,026	1,118	9.0%
Headquarters, Other and Eliminations	(85)	(80)	NM
NBCUniversal Revenue	$6,861	$7,868	14.7%

NBCUniversal Adjusted EBITDA
Cable Networks	$956	$1,116	16.8%
Broadcast Television	284	322	13.4%
Filmed Entertainment	167	368	120.6%
Theme Parks	375	397	6.1%
Headquarters, Other and Eliminations	(160)	(186)	NM
NBCUniversal Adjusted EBITDA	$1,622	$2,017	24.4%
NM=comparison not meaningful.

Revenue for NBCUniversal increased 14.7% to $7.9 billion in the first quarter of 2017. Adjusted EBITDA increased 24.4% to $2.0 billion, reflecting increases at Filmed Entertainment, Cable Networks, Broadcast Television and Theme Parks.

Cable Networks

Cable Networks revenue increased 7.6% to $2.6 billion in the first quarter of 2017, reflecting higher distribution and content licensing and other revenue, partially offset by lower advertising revenue. Distribution revenue increased 8.6%, driven by contractual rate increases and contract renewals, partially offset by a decline in subscribers at our cable networks. Content licensing and other revenue increased 54.0%, reflecting a new licensing agreement, as well as the timing of content provided under current licensing agreements. Advertising revenue decreased 2.9%, due to audience ratings declines, partially offset by higher rates. Adjusted EBITDA increased 16.8% to $1.1 billion in the first quarter of 2017, reflecting higher revenue, partially offset by a modest increase in programming and production costs.

Broadcast Television

Broadcast Television revenue increased 5.9% to $2.2 billion in the first quarter of 2017, reflecting higher distribution and other and content licensing revenue. Distribution and other revenue increased 33.4%, due to higher retransmission consent fees. Content licensing revenue increased 2.6%, reflecting the timing of content provided under licensing agreements. Advertising revenue increased 0.3%, reflecting higher rates, offset by audience ratings declines and lower volume. Adjusted EBITDA increased 13.4% to $322 million in the first quarter of 2017, reflecting higher revenue, partially offset by an increase in programming and production costs.

Filmed Entertainment

Filmed Entertainment revenue increased 43.2% to $2.0 billion in the first quarter of 2017, primarily reflecting higher theatrical revenue, as well as increased other, content licensing, and home entertainment revenue. Theatrical revenue increased by $415 million to $651 million, reflecting the strong performances of Fifty Shades Darker, Get Out and Split, as well as the continued success of Sing in this year’s first quarter. Other revenue and content licensing revenue increased 35.9% and 12.1%, respectively, primarily due to the inclusion of DreamWorks in the current year period. Adjusted EBITDA increased by $201 million to $368 million in the first quarter of 2017, reflecting higher revenue, partially offset by higher programming and production costs.

Theme Parks

Theme Parks revenue increased 9.0% to $1.1 billion in the first quarter of 2017, reflecting higher attendance and per capita spending, despite an unfavorable comparison from the timing of spring break vacations. Adjusted EBITDA increased 6.1% to $397 million in the first quarter of 2017, reflecting higher revenue, partially offset by an increase in operating expenses, including pre-opening costs to support new attractions opening in Orlando this spring.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended March 31, 2017, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $186 million compared to a loss of $160 million in the first quarter of 2016.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, including Comcast Spectacor and our new wireless initiative, Xfinity Mobile, as well as eliminations among Comcast’s businesses. For the quarter ended March 31, 2017, Corporate, Other and Eliminations revenue was ($317) million compared to ($275) million in the first quarter of 2016. The Adjusted EBITDA loss was $183 million compared to a loss of $144 million in the first quarter of 2016.

Notes:

1     We define Adjusted EBITDA (formerly Operating Cash Flow) as net income attributable to Comcast Corporation before net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, other income (expense) items, net, and depreciation and amortization, and excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. See Table 4 for reconciliation of non-GAAP financial measures.

2     Earnings per share amounts are presented on a post-split, diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits. The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. See Table 4 for reconciliation of non-GAAP financial measures.

4     To be consistent with our current management reporting presentation, certain 2016 operating results were reclassified within the Cable Communications segment.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, April 27, 2017 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 84390200.  A replay of the call will be available starting at 12:00 p.m. ET on April 27, 2017, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, May 4, 2017 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 84390200.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, http://corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed internet, and phone providers to residential customers under the XFINITY brand, and also provides these services to businesses.  It also provides wireless and security and automation services to residential customers under the XFINITY brand.  NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2016	2017
Revenue	$18,790	$20,463

Programming and production	5,431	6,074
Other operating and administrative	5,526	5,827
Advertising, marketing and promotion	1,466	1,530
	12,423	13,431

Adjusted EBITDA	6,367	7,032

Depreciation expense	1,785	1,915
Amortization expense	493	587
	2,278	2,502
Operating income	4,089	4,530

Other income (expense)
Interest expense	(703)	(755)
Investment income (loss), net	30	59
Equity in net income (losses) of investees, net	(11)	36
Other income (expense), net	130	35
	(554)	(625)

Income before income taxes	3,535	3,905

Income tax expense	(1,311)	(1,258)

Net income	2,224	2,647

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(90)	(81)

Net income attributable to Comcast Corporation	$2,134	$2,566

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.43	$0.53

Dividends declared per common share	$0.1375	$0.1575

Diluted weighted-average number of common shares	4,925	4,832

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	March 31,
	2016	2017
ASSETS

Current Assets
Cash and cash equivalents	$3,301	$4,022
Receivables, net	7,955	7,525
Programming rights	1,250	1,479
Other current assets	3,855	2,219
Total current assets	16,361	15,245

Film and television costs	7,252	6,968

Investments	5,247	5,938

Property and equipment, net	36,253	36,626

Franchise rights	59,364	59,364

Goodwill	35,980	36,592

Other intangible assets, net	17,274	19,014

Other noncurrent assets, net	2,769	2,732

	$180,500	$182,479

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,915	$6,658
Accrued participations and residuals	1,726	1,811
Deferred revenue	1,132	1,234
Accrued expenses and other current liabilities	6,282	5,862
Current portion of long-term debt	5,480	3,509
Total current liabilities	21,535	19,074

Long-term debt, less current portion	55,566	58,276

Deferred income taxes	34,854	35,348

Other noncurrent liabilities	10,925	10,677

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,446	1,456

Equity
Comcast Corporation shareholders’ equity	53,943	55,059
Noncontrolling interests	2,231	2,589
Total equity	56,174	57,648

	$180,500	$182,479

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2016	2017
OPERATING ACTIVITIES
Net income	$2,224	$2,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,278	2,502
Share-based compensation	153	173
Noncash interest expense (income), net	55	58
Equity in net (income) losses of investees, net	11	(36)
Cash received from investees	16	17
Net (gain) loss on investment activity and other	(126)	(53)
Deferred income taxes	217	265
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	562	465
Film and television costs, net	(80)	46
Accounts payable and accrued expenses related to trade creditors	12	(190)
Other operating assets and liabilities	77	(238)

Net cash provided by operating activities	5,399	5,656

INVESTING ACTIVITIES
Capital expenditures	(1,885)	(2,078)
Cash paid for intangible assets	(378)	(416)
Acquisitions and construction of real estate properties	(140)	(130)
Acquisitions, net of cash acquired	(24)	(216)
Proceeds from sales of investments	110	51
Purchases of investments	(448)	(1,062)
Other	56	57

Net cash provided by (used in) investing activities	(2,709)	(3,794)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(538)	(1,893)
Proceeds from borrowings	3,323	3,500
Repurchases and repayments of debt	(48)	(1,059)
Repurchases of common stock under repurchase program and employee plans	(1,427)	(996)
Dividends paid	(611)	(657)
Issuances of common stock	12	-
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(77)	(72)
Other	9	36

Net cash provided by (used in) financing activities	643	(1,141)

Increase (decrease) in cash and cash equivalents	3,333	721

Cash and cash equivalents, beginning of period	2,295	3,301

Cash and cash equivalents, end of period	$5,628	$4,022

TABLE 4 Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended
	March 31,
(in millions)	2016	2017
Net income attributable to Comcast Corporation	$2,134	$2,566
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	90	81
Income tax expense	1,311	1,258
Other (income) expense items, net (1)	554	625
Depreciation and amortization	2,278	2,502
Adjusted EBITDA	$6,367	$7,032

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended
	March 31,
(in millions)	2016	2017
Net cash provided by operating activities	$5,399	$5,656
Capital expenditures	(1,885)	(2,078)
Cash paid for capitalized software and other intangible assets	(378)	(416)
Principal payments on capital leases	(10)	(11)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(77)	(72)
Nonoperating items(2)	45	-
Impact of share-based compensation accounting change(4)	(289)	-
Free cash flow (including Economic Stimulus Packages)	2,805	3,079
Economic Stimulus Packages(2)	-	-
Total free cash flow	$2,805	$3,079

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended
	March 31,
(in millions)	2016	2017
Adjusted EBITDA	$6,367	$7,032
Capital expenditures	(1,885)	(2,078)
Cash paid for capitalized software and other intangible assets	(378)	(416)
Cash interest expense	(723)	(895)
Cash taxes on operating items (including Economic Stimulus Packages)(3,4)	(145)	(132)
Changes in operating assets and liabilities(4)	(258)	(580)
Noncash share-based compensation	153	173
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(77)	(72)
Other	40	47
Impact of share-based compensation accounting change(4)	(289)	-
Free cash flow (including Economic Stimulus Packages)	2,805	3,079
Economic Stimulus Packages(3)	-	-
Total free cash flow	$2,805	$3,079

(1)   Other (income) expense items, net include interest expense, investment income (loss), equity in net income (losses) of investees, and other income (expense), net (as stated in our Statement of Income).

(2)   Nonoperating items include adjustments for any payments and receipts related to certain nonoperating items, net of estimated tax effects (such as income taxes on investment sales and payments related to income tax and litigation contingencies of acquired companies). Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

(3)   Cash taxes on operating items (including Economic Stimulus Packages) has been adjusted to exclude the impact of nonoperating items, such as for cash taxes paid related to certain investing and financing transactions. Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

	Three Months Ended
	March 31,
	2016	2017
Payments of income taxes	($190)	($132)
Nonoperating items	45	-
Cash taxes on operating items (including Economic Stimulus Packages)	($145)	($132)

(4)   In 1Q17, we adopted new accounting guidance related to share-based compensation. The guidance requires excess tax benefits under share-based compensation arrangements to be classified as an operating activity rather than a financing activity as they were under prior guidance. In addition, the new guidance requires when an employer withholds shares upon exercise of options or the vesting of restricted stock for the purpose of meeting withholding tax requirements, that the cash paid for withholding taxes be classified as a financing activity, which we present in Repurchases of Common Stock Under Repurchase Program and Employee Plans. We previously recorded cash paid for withholding taxes as an operating activity in changes in operating assets and liabilities. These changes will prospectively affect our calculation of Free Cash Flow. While we have retrospectively adopted these changes in our Statement of Cash Flows and the components of Free Cash Flow, we have not adjusted Total Free Cash Flow for periods prior to January 1, 2017. The table below summarizes the impact to the components of Free Cash Flow for the share-based compensation accounting change.

Three Months Ended
March 31,
2016
Cash taxes on operating items (including Economic Stimulus Packages)	$111
Changes in operating assets and liabilities	178
Impact of share-based compensation accounting change	$289

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended
	March 31,

	2016		2017
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$2,134	$0.43	$2,566	$0.53
Growth %			20.2%	23.3%

Gain on sale of investment(1)	(67)	(0.01)	-	-

Net income attributable to Comcast Corporation (excluding adjustments)	$2,067	$0.42	$2,566	$0.53
Growth %			24.1%	26.2%

(1)     1st quarter 2016 net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel’s product and technology business.

Note: Minor differences may exist due to rounding.